Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

June 30, 2012

The balances in the sub-accounts on deposit with the trustee as of the above date were:

	Series 2003-1	Series 2004-1
General Sub-Account	$20,185,172.60	$12,642,076.39
Capital Sub-Account	$2,500,083.30	$3,948,918.52
Overcollateralization Sub-Account	$1,771,043.08	$2,632,633.47
Reserve Sub-Account	$1,829,537.18	$3,098,519.10

REP Deposit Account*	$6,291,784.88

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.